Exhibit 10.14

NON-RECOURSE RECEIVABLES PURCHASE AGREEMENT

This NON-RECOURSE RECEIVABLES PURCHASE AGREEMENT (the “Agreement”), dated as of September 23, 2005, is between SILICON VALLEY BANK (“Buyer”) having a place of business at 3003 Tasman Drive, Santa Clara, California 95054 and EMCORE CORPORATION (“Seller”), a New Jersey corporation, with its chief executive office at 145 Belmont Drive, Somerset, New Jersey 08873.

1 Definitions.

When used herein, the following terms have the following meanings.

1.1 “Account Debtor” has the meaning set forth in the Massachusetts Uniform Commercial Code and shall include any person liable on any Purchased Receivable, including without limitation, any guarantor of the Purchased Receivable and any issuer of a letter of credit or banker’s acceptance.

1.2 “Adjustments” means all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Purchased Receivable other than by reason of an Insolvency Event.

1.3 “Administrative Fee” means for any Purchase the percentage of the Total Purchased Receivables Amount set forth in the Schedule for such Purchase.

1.4 “Business Day” means any day other than a Saturday, Sunday, or other day on which banks in California or Massachusetts are required or authorized by law to close.

1.5 “Discount Rate” means for any Purchase the “Discount Rate” set forth in the Schedule for such Purchase.

1.6 “Due Date” means for any Purchase the “Due Date” set forth in the Schedule for such Purchase.

1.7 “Event of Default” has the meaning set forth in Section 10 hereof.

1.8 “Insolvency Event” means, with respect to any Account Debtor, (a) the commencement of a case, action or proceeding with respect to such Account Debtor before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, (b) such Account Debtor is generally not paying its debts when due, (c) the financial inability to make payment on a Purchased Receivable, or (d) the making or commencement of any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of the creditors generally or any substantial portion of the creditors of such Account Debtor.

1.9 “Invoice Amount” means for any Purchase, the “Invoice Amount” set forth in the Schedule for such Purchase.

1.10 “Late Payment Settlement Fee” has the meaning set forth in Section 2.2.

1.11 “Open Amount” means the portion of any Purchased Receivable which has been pre-paid to the Seller.

1.12 “Payment in Full” means the receipt by Buyer of one or more payments in respect of a Purchased Receivable equal to the Purchased Receivable Amount.

1.13 “Prime Rate” means per annum rate of interest from time to time announced and made effective by Buyer as its Prime Rate (which rate may or may not be the lowest rate available from Buyer at any given time).

1.14 “Purchase” means the purchase by Buyer from Seller of one or more Purchased Receivables on a Purchase Date as listed in the Schedule applicable to such Purchase.

1.15 “Purchase Date” means for any Purchase the date set forth as the “Purchase Date” in the Schedule for such Purchase.

1.16 “Purchase Price” means for any Purchase the “Purchase Price” set forth on the Schedule for such Purchase.

1.17 “Purchased Receivable” means for any Purchase a Receivable identified on the Schedule for such Purchase.

1.18 “Purchased Receivable Amount” means for any Purchased Receivable, the “Invoice Amount” set forth with respect to such Purchased Receivable on the applicable Schedule minus the Open Amount.

1.19 “Receivable” means an account, receivable, chattel paper, instrument, contract right, documents, general intangible, letter of credit, draft, bankers acceptances, and other right to payment, and all proceeds thereof.

1.20 “Related Property” has the meaning as set forth in Section 9 hereof.

1.21 “Repurchase Amount” has the meaning set forth in Section 4.2 hereof.

1.22 “Schedule” means for each Purchase a schedule executed by the parties in the form of Exhibit A hereto identifying each Purchased Receivable subject to such Purchase and setting forth financial and other details relating to such Purchase, all as contemplated by Exhibit A.

1.23 “Settlement Date” has the meaning set forth in Section 3.2 hereof.

1.24 “Total Purchased Receivables Amount” means for any Purchase the total of the Purchased Receivable Amounts for all Purchased Receivables subject to such Purchase as set forth on the applicable Schedule.

2 Purchase and Sale of Receivables.

2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, with respect to each Purchase, effective on each applicable Purchase Date, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller all right, title, and interest (but none of the obligations with respect to) of the Seller to the payment of all sums owing or to be owing from the Account Debtors under each Purchased Receivable to the extent of the Purchased Receivable Amount for such Purchased Receivable.

Each purchase and sale hereunder shall be in the sole discretion of Buyer and Seller. In any event, Buyer will not (i) purchase any Receivables in excess of an aggregate outstanding amount of Twenty Million Dollars ($20,000,000.00), or (ii) purchase any Receivables under this Agreement after December 31, 2006, unless the term of this Agreement has been extended by mutual written agreement of the parties. The purchase of each Purchased Receivable may be evidenced by an assignment or bill of sale in a form acceptable to Buyer.

2.2 Purchase Price and Related Matters. With respect to each Purchase:

(a) Payment of Purchase Price. On the Purchase Date, the Purchase Price, less the Administrative Fee and legal fees and expenses of counsel related thereto, shall be paid by Buyer to Seller.

(b) Late Payment Settlement Fee. In the event that Payment in Full of any Purchased Receivable is not received on or before the Due Date, Seller agrees to pay to Buyer an additional amount on any unpaid amount, calculated at the Discount Rate, through the earlier to occur of (i) such date that Buyer receives Payment in Full, and (ii) an additional ninety (90) days past the Due Date (“Late Payment Settlement Fee”) (subject to Section 4.2 (Seller's Agreement to Repurchase) herein). In the event that such Purchased Receivable is uncollectible (due to an Account Debtor Insolvency Event), then the Late Payment Settlement Fee period shall be the lesser of forty-five (45) days, and the date on which such Purchased Receivable becomes uncollectible due to such Insolvency Event.

2.3 Facility Fee. A fully earned, non-refundable facility fee of Seventy Thousand Dollars ($70,000.00) is earned by Buyer upon execution of this Agreement and is payable from Seller as follows: (i) Forty Thousand Dollars ($40,000.00)on the date hereof, and (ii) Thirty Thousand Dollars ($30,000.00) on the earlier to occur of (a) the termination of this Agreement by Seller, or (b) December 30, 2005. In addition, Seller shall pay to Buyer a facility fee of Seventy Thousand Dollars ($70,000.00) on December 30th of each year after December 30, 2005, provided that the term has been extended by mutual written agreement of the parties.

2.4 Nature of Transaction. It is the intent of the parties hereto that each purchase and sale of Receivables hereunder is and shall be a true sale of such Receivables for all purposes (including, without limitation, accounting and tax treatment) and not a loan arrangement. Each such sale shall be, subject to the terms hereof, absolute and irrevocable, providing Buyer with the full risks and benefits of ownership of the Purchased Receivables (such that the Purchased Receivables would not be property of the Seller’s estate in the event of the Seller’s bankruptcy). The parties agree that appropriate UCC financing statements have been or shall promptly be filed to reflect that Seller is the seller and Buyer is the purchaser of Receivables hereunder.

2.5 Good Faith Deposit. Seller has paid to Buyer a good faith deposit of Fifteen Thousand Dollars ($15,000.00) (the “Good Faith Deposit”) to initiate the Buyer’s due diligence review process, which Good Faith Deposit shall be applied to the facility fee and/or other expenses (including attorneys’ fees) of the Buyer and closing costs;

3 Collections, Charges and Remittances.

3.1 Application of Payments. All payments in respect of any Purchased Receivable, whether received from an Account Debtor or any other source and whether received by Seller or Buyer, shall be the property of Buyer and Seller shall have no ownership interest therein.

3.2 Collection by Seller. In order to facilitate the collection of the Purchased Receivables in the ordinary course of business, Seller agrees to act as Buyer’s agent for collection of the Purchased Receivables. Accordingly, Buyer hereby appoints the Seller its attorney-in-fact to ask for, demand, take, collect, sue for and receive all payments made in respect of the Purchased Receivables and to enforce all rights and remedies thereunder and designates Seller as Buyer’s assignee for collection; provided that such appointment of Seller as such attorney-in-fact or assignee for collection may be revoked by Buyer at any time following an Event of Default (and any applicable cure period) or the failure of a Purchased Receivable to be paid on the Due Date. Seller, as such attorney-in-fact, shall use due diligence and commercially reasonable lawful efforts in accordance with its usual policies and practices to collect all amounts owed by the Account Debtors on each Purchased Receivable when the same become due. In the enforcement or the collection of Purchased Receivables, Seller shall commence any legal proceedings only in its own name as an assignee for collection or on behalf of Buyer or, with Buyer’s prior written consent, in Buyer’s name. Seller shall have no obligation to commence any such legal proceedings unless Buyer has agreed to assume the legal fees and other expenses to be incurred in such proceedings. In no event shall Seller take any action which would make Buyer a party to any litigation or arbitration proceeding without Buyer’s prior written consent. Until Buyer has received Payment in Full as to any Purchase, Seller shall (i) hold in trust for Buyer and turn over to Buyer forthwith upon receipt all payments made to Seller by Account Debtors with respect to the Purchased Receivables subject to such Purchase and (ii) turn over to Buyer forthwith on receipt all instruments, chattel paper and other proceeds of the Purchased Receivables; provided that unless an Event of Default has occurred and is continuing, Seller shall remit amounts received by Seller and due to Buyer on a weekly basis on Friday of each week (each a “Settlement Date”), commencing on the last business day of the second week after the Purchase Date. On each Settlement Date, Seller shall deliver to Buyer a report, in form and substance acceptable to Buyer, of the account activity (including dates and amounts of payments) and changes in account status for each Purchased Receivable.

3.3 No Obligation to Take Action. Buyer shall have no obligation to perform any of Seller’s obligations under any Purchased Receivables or to take any action or commence any proceedings to realize upon any Purchased Receivables (including without limitation any defaulted Purchased Receivables), or to enforce any of its rights or remedies with respect thereto.

4 Non-Recourse; Repurchase Obligations.

4.1 Non-Recourse. Except as otherwise set forth in this Agreement, Buyer’s acquisition of Purchased Receivables from Seller hereunder shall be without recourse against Seller.

4.2 Seller’s Agreement to Repurchase. In the event that (A) with respect to any Purchased Receivable there has been any breach of warranty or representation set forth in Section 6.1 hereof (except for breaches of warranty or representations which are permitted to be, and have been, cured pursuant to Section 7 hereof) or any breach of any covenant contained in this Agreement with respect to such Purchased Receivable; or (B) with respect to such Purchased Receivable the Account Debtor asserts any Adjustment (except for such matters as are permitted to be, and have been, cured pursuant to Section 7 hereof), Seller shall, at its option, either (X) pay to Buyer on demand, the full face amount, or any unpaid portion, of such Purchased Receivable; together with, in the case of (A) or (B), all reasonable attorneys’ fees and expenses and all court costs incurred by Buyer in collecting such Purchased Receivable and/or enforcing its rights under, or collecting amounts owed by Seller in connection with this Agreement (collectively, the “Repurchase Amount”), (Y) shall substitute another Receivable acceptable to Buyer in its sole and absolute discretion that is equal in amount to such Purchased Receivable or, with respect to (B) above only, (Z) shall pay to Buyer the amount of any Adjustment in accordance with Section 7 hereof; provided, however, that Seller shall have no obligation to pay the Repurchase Amount, substitute another Receivable or, with respect to (B) above only, pay the amount of any Adjustment if there has been an Account Debtor Insolvency Event with respect to such Purchased Receivable. Upon payment of the Repurchase Amount or substitution of another Receivable, the Purchased Receivable subject to the preceding paragraph shall be deemed property of and owned solely by the Seller (and shall not be deemed to be a Purchased Receivable hereunder).

4.3 Seller’s Payment of the Amounts Due Buyer. All amounts due from Seller to Buyer shall be paid by Seller to Buyer in immediately available funds by fedwire to the account listed in the attached Schedule.

5 Power of Attorney.

Seller does hereby irrevocably appoint Buyer and its successors and assigns as Seller’s true and lawful attorney-in-fact, and hereby authorizes Buyer: (a) to sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Purchased Receivables; (b) to demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Purchased Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Purchased Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Buyer’s name or Seller’s name, as Buyer may choose; (c) to prepare, file and sign Seller’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document with respect to Purchased Receivables; (d) to notify all Account Debtors with respect to the Purchased Receivables to pay Buyer directly; (e) to receive, open, and dispose of all mail addressed to Seller for the purpose of collecting the Purchased Receivables; (f) to endorse Seller’s name on any checks or other forms of payment on the Purchased Receivables; (g) to execute on behalf of Seller any and all instruments, documents, financing statements and the like to perfect Buyer’s interests in the Purchased Receivables; and (h) to do all acts and things necessary or expedient, in furtherance of any such purposes.

6 Representations, Warranties and Covenants.

6.1 Receivables’ Warranties, Representations and Covenants. To induce Buyer to purchase the Purchased Receivables and to render its services to Seller, and with full knowledge that the truth and accuracy of the following are being relied upon by the Buyer in determining whether to accept receivables as Purchased Receivables, Seller represents, warrants, covenants and agrees, with respect to each Purchased Receivable, that, as of the date of the applicable Purchase pertaining to such Purchased Receivable:

(a) Seller is the absolute owner of each of the Purchased Receivables and has full legal right to sell, transfer and assign such receivables;

(b) The correct amount of each Purchased Receivable is as set forth on the applicable Schedule and is not in dispute;

(c) The payment of each Purchased Receivable is not contingent upon the fulfillment of any obligation or contract, and any and all obligations required of the Seller have been fulfilled as of the applicable Purchase Date;

(d) Such Purchased Receivable is based on an actual sale and delivery of goods and/or services actually rendered, is due no later than the applicable Due Date and is owing to Seller, is not past due or in default, has not been previously sold, assigned, transferred, or pledged, and is free of any and all liens, security interests and encumbrances other than liens, security interests or encumbrances in favor of Buyer or any other division or affiliate of Silicon Valley Bank;

(e) There are no defenses, offsets, or counterclaims against such Purchased Receivable, and no agreement has been made under which the Account Debtor may claim any deduction or discount, except as otherwise stated on the applicable Schedule;

(f) Seller is not insolvent as that term is defined in the United States Bankruptcy Code, and Seller has not filed or had filed against it a voluntary or involuntary petition for relief under the United States Bankruptcy Code; and

(g) No Account Debtor set forth on the applicable Schedule with respect to such Purchased Receivable has objected to the payment for, or the quality or the quantity of the subject matter of, the Purchased Receivable, each such Account Debtor is liable for the amount set forth on such Schedule.

6.2 Additional Warranties, Representations and Covenants. In addition to the foregoing warranties, representations and covenants, to induce Buyer to buy the Purchased Receivables, Seller hereby represents, warrants, covenants and agrees that:

(a) Seller will not assign, transfer, sell, or grant, or permit any lien or security interest in any interest the Seller may have in any Purchased Receivables to or in favor of any other party, without Buyer’s prior written consent.

(b) The Seller’s name, form of organization, chief executive office, and the place where the records concerning all Purchased Receivables are kept is set forth at the beginning of this Agreement or, if located at any additional location, as set forth on a schedule attached to this Agreement, and Seller will give Buyer at least five (5) Business Days prior written notice if such name, organization, chief executive office or records concerning Purchased Receivables is changed or added and shall execute any documents necessary to perfect Buyer’s interest in the Purchased Receivables.

(c) If Payment in Full of any Purchased Receivable has not occurred by the applicable Due Date, then Seller shall within twenty (20) days of such date provide a written report to Buyer setting forth the reasons for such delay in payment.

(d) So long as any Purchased Receivable is outstanding, to the extent not available online from the SEC EDGAR website, Seller shall deliver to Buyer:

(i) within five (5) days of filing, copies or electronic notice of links to of all statements, reports and notices made available to Seller’s security holders and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; and

(ii) any other financial information reasonably requested by Buyer.

7 Adjustments.

In the event any Adjustment is asserted by any Account Debtor, Seller shall promptly advise Buyer and Seller shall, subject to the Buyer’s approval, resolve such disputes and advise Buyer of any Adjustments and promptly remit to Buyer the difference between the Invoice Amount on the Purchase Date and the Invoice Amount after such Adjustment. Subject to Section 9 and Section 4.2, Buyer shall remain the absolute owner of any Purchased Receivable which is subject to Adjustment, and, until the amount of such Adjustment (as set forth above) is paid by Seller to Buyer, any rejected, returned, or recovered personal property, with the right to take possession thereof at any time, and if such possession is not taken by Buyer, Seller agrees to resell it for Buyer’s account at Seller’s expense with the proceeds made payable to Buyer. While Seller retains possession of said returned goods and such goods are the property of Buyer, Seller shall segregate said goods and mark them “property of Silicon Valley Bank.”

8 Indemnification.

(a) Seller hereby agrees that in the event any Account Debtor is released from all or any part of its payment obligations with respect to any Purchased Receivable by reason of: (1) any act or omission of Seller not permitted by this Agreement or consented to in writing by Buyer; or (2) the operation of any of the provisions of the documentation pertaining to such Purchased Receivables, which result in the termination of the Account Debtor’s obligation to pay all or any part of the Purchased Receivables, then, upon the happening of any such event, Seller shall thereafter pay to Buyer on the date when the Account Debtor would otherwise have paid the Purchased Receivable to Buyer an amount equal to the lesser of (a) the amount of the Purchased Receivable not payable by the Account Debtor as a result of such event and (b) the unpaid portion of the Purchased Receivable Amount for such Purchased Receivable.

(b) Seller hereby agrees to pay, and to indemnify and hold harmless Buyer from and against, any taxes which may at any time be asserted in respect of this transaction or the subject matter thereof (including, without limitation, any sales, occupational, excise, or gross receipts taxes, but not including taxes imposed upon the Buyer with respect to its income arising out of this transaction) and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by Seller hereunder or imposed against Buyer, Seller, the property involved or otherwise; provided that with respect to any of the foregoing for which Seller shall be liable, Seller shall receive prompt notice from Buyer of this assertion of any such taxes on Buyer of which Buyer has notice.

9 Additional Rights.

To secure the obligations of Seller hereunder, Seller hereby grants to Buyer a continuing lien upon and security interest in all of Seller’s now existing or hereafter arising rights and interest in the following, whether now owned or existing or hereafter created, acquired, or arising, and wherever located (the “Related Property”): (A) Seller’s rights to any returned or rejected goods in respect of the Purchased Receivables, with respect to which Buyer has all the rights of any unpaid seller, including the rights of replevin, claim and delivery, reclamation, and stoppage in transit; (B) All books and records pertaining to the Purchased Receivables or the foregoing goods; and (C) All proceeds of the foregoing, whether due to voluntary or involuntary disposition, including insurance proceeds. Notwithstanding the security interest in favor of Buyer, unless there is an Event of Default (after expiration of any cure periods), Seller is authorized to sell, assign, transfer, dispose of, reuse components of, rework, or otherwise convey any interest in any Related Property without Buyer’s prior written consent. Seller agrees to sign UCC financing statements, in a form acceptable to Buyer, and any other instruments and documents requested by Buyer to evidence, perfect, or protect the interests of Buyer in the Purchased Receivables and the Related Property. Seller agrees to deliver to Buyer the originals of all instruments, chattel paper and documents evidencing or related to Purchased Receivables and Related Property. Buyer agrees that it shall only exercise its rights as a secured party upon an Event of Default (after expiration of any cure periods) and shall not attempt to exercise such rights if Seller has, prior to such Event of Default, sold, assigned, transferred, disposed of, reused components of, reworked or otherwise conveyed an interest in the Related Property. In addition, to the extent practicable, before taking any actions permitted by law as a secured party, including the rights of replevin, claim and delivery, reclamation, and stoppage in transit, Buyer shall give Seller five (5) Business Days notice during which period Seller may pay Buyer the full face amount, or any unpaid portion, of any Purchased Receivable plus any accrued and unpaid interest thereon. In the event that Seller makes Payment in Full with respect to the subject Purchased Receivable, Buyer shall not take any of the aforementioned actions with respect to the subject Purchased Receivable.

10 Default.

The occurrence of any one or more of the following shall constitute an Event of Default hereunder:

(a) Seller fails to pay any amount owed to Buyer as and when due;

(b) There shall be commenced by or against Seller any voluntary or involuntary case under the United States Bankruptcy Code and the petition is not controverted within twenty (20) days, or is not dismissed within sixty (60) days after commencement of the case; or Seller makes any assignment for the benefit of creditors, or suffers appointment of a receiver or custodian for any of its assets;

(c) Seller shall become insolvent in that its assets do not have a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and mature (taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of such liabilities), or Seller is generally not paying its debts as they become due;

(d) Any involuntary lien, garnishment, attachment or the like is issued against or attaches to the Purchased Receivables or any Related Property (provided that Seller shall have ten (10) Business Days to have removed any involuntary lien, garnishment, attachment or the like against any of the Related Property);

(e) Seller shall breach any covenant, agreement, warranty, or representation set forth herein, and the same is not cured (whether pursuant to the provisions of Section 6 hereof, if applicable, or otherwise) to Buyer’s reasonable satisfaction within 10 Business Days after Buyer has given Seller written notice thereof; provided, that if such breach is incapable of being cured it shall constitute an immediate default hereunder; or

(f) Seller is not in compliance with, or otherwise is in default under, any term of any document, instrument or agreement evidencing a debt, obligation or liability of any kind or character of Seller, now or hereafter existing, in favor of Buyer or any division or affiliate of Silicon Valley Bank, regardless of whether such debt, obligation or liability is direct or indirect, primary or secondary, joint, several or joint and several, or fixed or contingent, together with any and all renewals and extensions of such debts, obligations and liabilities, or any part thereof.

11 Remedies Upon Default.

Upon the occurrence of an Event of Default, Buyer has and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the Massachusetts Uniform Commercial Code, all the power of attorney rights described in Section 5 with respect to all Purchased Receivables and, subject to the restrictions in Section 9, Related Property, and the right to collect, dispose of, sell, lease, use, and realize upon all Purchased Receivables and, subject to the restrictions in Section 9, all Related Property; PROVIDED THAT Buyer shall use due diligent and commercially lawful efforts in accordance with its usual policies and practices to collect all amounts owed by the Account Debtors on each Purchased Receivable when the same become due. An Event of Default shall not, by itself, give rise to an obligation of Seller to repurchase or substitute Receivables or make any Adjustment.

12 TERM AND TERMINATION.

The term of this Agreement shall be through December 31, 2006 unless terminated in writing by Buyer or Seller. Seller and Buyer may extend the term of this Agreement beyond December 31, 2006 by mutual written agreement in each of the parties’ sole and absolute discretion. Notwithstanding the foregoing, any termination of this Agreement shall not affect Buyer’s ownership of the Purchased Receivables, and this Agreement shall continue to be effective, and Buyer’s rights and remedies hereunder shall survive such termination until Payment in Full has been received on all Purchased Receivables other than those Purchased Receivables in respect of which the Account Debtor has experienced an Insolvency Event.

13 Accrual of Interest.

If any amount owed by Seller to Buyer hereunder is not paid when due, such amount shall bear interest from such due date until paid at a per annum rate equal to the Discount Rate plus 2.0%.

14 Fees, Costs and Expenses.

The Seller will pay to Buyer immediately upon demand all reasonable fees, costs and expenses (including reasonable fees of attorneys and their costs and expenses) that Buyer incurs with any of the following: (a) preparing and negotiating this Agreement, provided that without the prior written consent of Seller such fees shall not exceed Ten Thousand Dollars ($10,000.00), (b) enforcing this Agreement or any other agreement executed by Buyer and Seller in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (c) enforcing Buyer’s rights under, or collecting amounts owed by Seller to Buyer in connection with this Agreement other than relating solely to an Account Debtor Insolvency Event, including, without limitation, to enforce (i) Seller’s agreement to repurchase as set forth in Section 4.2, (ii) Seller’s payment of any amounts owing by Seller pursuant to Section 7 hereof, or (iii) Seller’s payment of any amounts owing by Seller pursuant to Section 8 hereof, (d) enforcing any other rights against Seller hereunder, (e) protecting or enforcing its title to the Purchased Receivables or its security interest in the Related Property, and (f) the representation of Buyer in connection with any bankruptcy case or insolvency proceeding involving Seller or any guarantor. Seller shall indemnify and hold Buyer harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing, except to the extent arising as a result of Buyer’s own gross negligence or willful misconduct.

15 Severability, Waiver, and Choice of Law.

In the event that any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. If Buyer waives a default it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing. Nothing contained herein, or any action taken or not taken by Buyer at any time, shall be construed at any time to be indicative of any obligation or willingness on the part of Buyer to amend this Agreement or to grant to Seller any waivers or consents. This Agreement has been transmitted by Seller to Buyer at Buyer’s office in the Commonwealth of Massachusetts and has been executed and accepted by Buyer in the Commonwealth of Massachusetts. This Agreement shall be governed by and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts.

16 Notices.

All notices under this Agreement shall be deemed to have been delivered and received: (a) if mailed, three (3) Business Days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) Business Day after deposit with an overnight mail or messenger service; or (c) on the same Business Day of confirmed transmission if sent by hand delivery or confirmed facsimile transmission, in each case addressed as follows:

If to Seller, to:

Emcore Corporation
145 Belmont Drive
Somerset, New Jersey 08873
Telephone: (732) 302-4077
Facsimile: (732) 302-9783
Attn: Howard W. Brodie, Esq.

If to Buyer, to:

Silicon Valley Bank
One Newton Executive Park, Suite 200
Newton, MA 02462
Telephone: (617) 630-4161
Facsimile: (617) 969-5965
Attn: David Reich

17 Jury Trial.

SELLER AND BUYER EACH HEREBY (a) WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL ON ANY CLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY RELATED AGREEMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; (b) RECOGNIZE AND AGREE THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT; AND (c) REPRESENT AND WARRANT THAT IT HAS REVIEWED THIS WAIVER, HAS DETERMINED FOR ITSELF THE NECESSITY TO REVIEW THE SAME WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO A JURY TRIAL.

18 Titles and Section Headings.

The titles and section headings used herein are for convenience only and shall not be used in interpreting this Agreement.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement under seal as of the date first written above.

SELLER:

EMCORE CORPORATION

By    /s/ Howard Brodie

Title        Executive Vice President

BUYER:

SILICON VALLEY BANK

By    /s/ David Reich

Title        SVP

EXHIBIT A

SCHEDULE

SCHEDULE DATED __________________

TO

NON-RECOURSE RECEIVABLES PURCHASE AGREEMENT

DATED AS OF _________________________, 2005

Seller:    EMCORE Corporation

Buyer:    Silicon Valley Bank

Purchase Date:

Due Date:   _____ days from Purchase Date (not less than 30 days or more than 180 days)

Total Purchased Receivables: $_____________ (List of Receivables total)

Discount Rate:   _________% (calculated as follows: (i) the Prime Rate plus 1.0% per annum for Receivables with Due Dates less than 90 days, or (ii) such other Discount Rate for invoices with Due Dates over 90 days or for which the Account Debtor is located outside of the United States, as determined by Buyer in its sole discretion).

Purchase Price: $________________ (is _________% of the Total Purchased Receivables Amount which is the straight discount of the Total Purchased Receivables Amount discounted from the Due Date to the Purchase Date at the Discount Rate).

Administrative Fee:  ___% multiplied by the Total Purchased Receivables Amount (calculated based upon the following: (i) with respect to Receivables owing from an Account Debtor located in the United States, 0.375% of the Total Purchased Receivables Amount set forth in the Schedule for such Purchase and (ii) with respect to Receivables owing from an Account Debtor located outside of the United States, 0.50% of the Total Purchased Receivables Amount set forth in the Schedule for such Purchase).

Late Payment Settlement Fee. In the event that Payment in Full of any Purchased Receivable is not received on or before the Due Date, Seller agrees to pay to Buyer an additional amount on any unpaid amount, calculated at the Discount Rate, through the earlier to occur of (i) such date that Buyer receives Payment in Full, and (ii) an additional ninety (90) days past the Due Date (“Late Payment Settlement Fee”) (subject to Section 4.2 (Seller's Agreement to Repurchase) herein). In the event that such Purchased Receivable is uncollectible (due to an Account Debtor Insolvency Event), then the Late Payment Settlement Fee period shall be the lesser of forty-five (45) days, and the date on which such Purchased Receivable becomes uncollectible due to such Insolvency Event.

Buyer Wire Instructions:

Seller Wire Instructions:

Seller warrants and represents that (a) with respect to the Purchased Receivables that are the subject of this Schedule, its warranties and representations in the Agreement are true and correct as of the date of this Schedule and (b) no Event of Default has occurred under the Agreement.

SELLER: EMCORE CORPORATION

By:

Name:

Title:

BUYER: SILICON VALLEY BANK

By:

Name:

Title: